As filed with the Securities and Exchange Commission on November 13, 2000.

File No.  333-47712

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
StarBand Communications Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4899	54-1977597

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1760 Old Meadow Road, McLean, Virginia 22102, tel.: 703-287-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zur Feldman, Chief Executive Officer and Co-Chairman

1760 Old Meadow Road, McLean, Virginia 22102, tel.: 703-245-1700
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Anthony J. Renzi, Jr. Sara Hanks Clifford Chance Rogers & Wells LLP 607 Fourteenth Street, NW Washington, DC 20005 Tel: (202) 434-0700 Fax: (202) 434-0800	Winthrop B. Conrad, Jr. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000 Fax: (212) 450-4800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.  [   ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

	Proposed
	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)(2)	Registration Fee(3)

Common stock, par value $0.05 per share	$287,500,000	$75,900

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	Includes shares issuable upon the underwriters’ exercise of their over-allotment option.

(3)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item  13.  Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement, other than the underwriting discount payable by StarBand Communications Inc. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. StarBand Communications Inc. will pay substantially all of the expenses of issuance and distribution set forth below.

Securities and Exchange Commission registration fee		$75,900

National Association of Securities Dealers, Inc. filing fee		30,500

Nasdaq National Market listing fee

Blue sky qualification fees and expenses

Legal fees and expenses

Accounting fees and expenses

Transfer agent and registrar fees

Printing and engraving expenses

Miscellaneous expenses and administrative costs

Total	$

Item  14.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article 13 of our amended and restated certificate of incorporation, exhibit 3.1 hereto, and article 7 or our by-laws, exhibit 3.2, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law.

Item  15.  Recent Sales of Unregistered Securities

      Since January 11, 2000, our date of inception, we have sold and issued the following securities:

1. In connection with our incorporation we issued 10 shares of common stock to Spacenet Inc. in a private placement eligible for the exemption from registration provided by Section 4(2) of the Securities Act.

2. On April 1, 2000, we sold 9,999,989 shares of our common stock and 140,111,199 shares of our Series B Convertible Preferred stock to Spacenet Inc., in exchange for certain assets; intellectual property rights and licenses; and future services to be rendered to us in a private placement pursuant to Section 4(2) of the Securities Act.

3. On April 13, 2000, we sold 6,450,022 shares of common stock and 49,228,259 shares of Series A Convertible Preferred stock for a total of $50 million in cash to Microsoft Corporation in a private placement pursuant to Section 4(2) of the Securities Act.

4. On April 11, 2000, we sold 49,228,259 shares of Series A-1 Preferred stock and 6,450,022 shares of common stock for a total of $50 million in cash to EchoStar Communications Corporation and a total of 24,686,284 shares of Series A-2 Convertible Preferred stock and 2,621,960 shares of common stock to four entities affiliated with ING Furman Selz Investments for a total consideration of $25 million in cash in a private placement pursuant to Section 4(2) of the Securities Act.

5. On May 3, 2000, we sold a total of 8,357,754 shares of common stock to four investors not resident in the United States for a total consideration of $1 million in a transaction in reliance upon Regulation S under the Securities Act.

6. On June 26, 2000, in a private placement pursuant to Section 4(2) of the Securities Act, we issued warrants to purchase Series C Convertible Preferred stock sufficient to represent a 1.2% interest in our company, assuming full dilution, at an aggregate price of approximately $4.7 million as an inducement to Bank Leumi USA, The First International Bank of Israel Ltd. and Israel Discount Bank Ltd. to enter into a $90 million Term Note.

7. On August 7, 2000, in a private placement pursuant to Section 4(2) of the Securities Act, we issued warrants to purchase Series C Convertible Preferred stock sufficient to represent a 0.8% interest in our company, assuming full dilution, at an aggregate price of approximately $2.3 million as an inducement to the lenders to enter into $60 million Term Notes.

8. We issued warrants to purchase approximately 116,000 shares of our common stock to certain third parties in private placements pursuant to Section 4(2) of the Securities Act during the period from January 11, 2000 (inception) through August 31, 2000.

9. On June 26, 2000, in a private placement pursuant to Section 4(2) of the Securities Act, we issued options to convert up to $10 million of the Term Notes at an amount equal to $500,000,000 divided by the total number of our outstanding shares of capital stock, on a fully diluted basis.

Item  16.  Exhibits and Financial Statement Schedules

  a)  Exhibits

      The following Exhibits are filed as a part of this Registration Statement.

Exhibit
Number		Description of Exhibits

1.1		Form of Underwriting Agreement.*
3.1		Amended and Restated Certificate of Incorporation.**
3.2		Amended and Restated Bylaws.**
4.1		Specimen Stock Certificate.
4.2		Microsoft Investment Agreement.*
4.3		Amended and Restated Stockholders’ Agreement.*
4.4		Registration Rights Agreement dated as of February 15, 2000.*
4.5		EchoStar and Furman Selz Investment Agreement.*
4.6		Effectiveness Agreement dated as of March 30, 2000.*
4.7		Bank Leumi USA Financing Agreement dated as of June 26, 2000.†
4.8		First Amendment and Joinder to the Bank Leumi USA Financing Agreement dated as of June 26, 2000.
4.9		Security Agreement dated as of June 26, 2000.
4.1	0	Pledge and Security Agreement dated as of June 26, 2000.
4.1	1	Bank Leumi USA Series C Convertible Preferred Stock Purchase Warrant dated as of June 26, 2000.
4.1	2	Term Note for $90 million by Bank Leumi USA dated as of June 26, 2000.
4.1	3	Bank Leumi USA Registration Rights Agreement.
4.1	4	Fee Letter dated as of June 26, 2000.
4.1	5	Debt Conversion Letter dated as of June 26, 2000.
4.1	6	The First International Bank of Israel Series C Convertible Preferred Stock Purchase Warrant dated as of August 7, 2000.
4.1	7	Term Note for $30 million by The First International Bank of Israel dated as of August 7, 2000.
4.1	8	Israel Discount Bank Ltd. Registration Rights Agreement dated as of August 7, 2000.
4.1	9	Israel Discount Bank Ltd. Series C Convertible Preferred Stock Purchase Warrant dated as of August 7, 2000.
4.2	0	Term Note for $30 million by Israel Discount Bank Ltd dated as of August 7, 2000.
4.2	1	The First International Bank of Israel Registration Rights Agreement dated as of August 7, 2000.
5.1		Opinion of Clifford Chance Rogers & Wells LLP.*
10.1		2000 Stock Incentive Plan.

Exhibit
Number	Description of Exhibits

10.2	Loral Skynet Transponder Service Agreement dated as of August 31, 2000.†
10.3	Employment Agreement between StarBand and Zur Feldman dated as of March 21, 2000.
10.4	Employment Agreement between StarBand and David Trachtenberg dated as of August 11, 2000.
10.5	Memorandum of Agreement among StarBand, Gilat and EchoStar dated as of February 22, 2000.
10.6	Master Agreement by and among StarBand, Gilat and Spacenet dated as of September 29, 2000.†
10.7	Amended and Restated Broadband Access Services Supply Agreement between Microsoft and StarBand dated as of October 20, 2000.†
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Clifford Chance Rogers & Wells LLP. (Included in Exhibit 5.1)*
24.1	Powers of Attorney. (Included in the signature page of the Registration Statement)**
27.1	Financial Data Schedule.**

 *  To be filed by amendment.
**  Previously filed.

†	Confidential treatment has been requested with respect to certain non-public information contained in these exhibits. Such information has been filed with the Securities and Exchange Commission.

     b)  Financial Statement Schedules

      Schedules have been omitted because they are not required or because the required information is given in the financial statements or notes thereto.

Item  17.  Undertakings

      (a)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b)  The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions of Item  14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on the 13th day of November, 2000.

StarBand Communications Inc.

By:	/s/ ZUR FELDMAN

Name: Zur Feldman

Title:	Co-Chairman and Chief Executive Officer;

Director

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Yoel Gat	Co-Chairman; Director	November 13, 2000

/s/ ZUR FELDMAN Zur Feldman	Co-Chairman and Chief Executive Officer; Director	November 13, 2000
* Jon DeVaan	Director	November 13, 2000
* Mark Jackson	Director	November 13, 2000
* Brian Friedman	Director	November 13, 2000
* David Trachtenberg	President and Chief Marketing Officer	November 13, 2000
/s/ WILLIAM MCMOIL William McMoil	Corporate Controller and Treasurer	November 13, 2000

* By:	/s/ ZUR FELDMAN

Zur Feldman
Attorney-in-Fact

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